AMENDMENT NO. 9

TO THE

SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

This Amendment No. 9, dated as of June 16, 2025 (“Amendment”), amends the Second Amended and Restated Master Administrative Services Agreement (the "Agreement"), dated July 1, 2020, as subsequently amended, by and between Invesco Advisers, Inc., a Delaware corporation, and AIM International Mutual Funds (Invesco International Mutual Funds), a Delaware statutory trust, is hereby amended as follows:

W I T N E S S E T H:

WHEREAS, the Trust desires to amend the Agreement to change the names of Invesco EQV Asia Pacific Equity Fund to Invesco Asia Pacific Equity Fund, Invesco EQV European Equity Fund to Invesco International Value Fund and Invesco Oppenheimer International Growth Fund to Invesco International Growth Fund on Appendix A, effective August 22, 2025.

NOW, THEREFORE, the parties agree that;

1.	Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

APPENDIX A

TO

SECOND AMENDED AND RESTATED

MASTER ADMINISTRATIVE SERVICES AGREEMENT

OF

AIM INTERNATIONAL MUTUAL FUNDS (INVESCO INTERNATIONAL MUTUAL FUNDS)

Portfolios	Effective Date of Agreement
Invesco Advantage International Fund	May 24, 2019
Invesco Asia Pacific Equity Fund	July 1, 2006
Invesco Global Focus Fund	May 24, 2019
Invesco Global Fund	May 24, 2019
Invesco Global Opportunities Fund	May 24, 2019
Invesco EQV International Equity Fund	July 1, 2006
Invesco International Growth Fund	May 24, 2019
Invesco International Small-Mid Company Fund	May 24, 2019
Invesco International Value Fund	July 1, 2006
Invesco MSCI World SRI Index Fund	June 30, 2016

The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Invesco Fund Complex Net Assets**
0.0175%	First $100 billion
0.0150%	Next $100 billion
0.0135%	Next $100 billion
0.0125%	Next $100 billion
0.010%	Over $400 billion

* The fee will be paid monthly at 1/12 of the annualized effective fee rate based on the average assets under management of the Invesco Fund Complex Net Assets of the prior month.

** Invesco Fund Complex Net Assets means the aggregate monthly net assets of each mutual fund and closed-end fund in the Invesco Fund complex overseen by the Invesco Funds Board.

2.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers on the date first written above.

INVESCO ADVISERS, INC.

By:	/s/ Glenn Brightman
Glenn Brightman
Senior Vice President

AIM INTERNATIONAL MUTUAL FUNDS
(INVESCO INTERNATIONAL MUTUAL FUNDS)

By:	/s/ Melaine Ringold
Melanie Ringold
Secretary, Senior Vice President and Chief Legal Officer